Exhibit 99.1

CONTACT:

Alan Cormier

General Counsel and Secretary

Sycamore Networks, Inc.

978-250-2921

alan.cormier@sycamorenet.com

SYCAMORE NETWORKS, INC. ANNOUNCES STOCKHOLDER APPROVAL OF SALE OF INTELLIGENT BANDWIDTH MANAGEMENT BUSINESS AND LIQUIDATION AND DISSOLUTION OF THE COMPANY

Company Completes Sale of Intelligent Bandwidth Management Business

CHELMSFORD, Mass., February 1, 2013 – Sycamore Networks, Inc. (“Sycamore” or the “Company”) (NASDAQ: SCMR), today announced that at a Special Meeting of Stockholders held on January 29, 2013 (the “Special Meeting”), its stockholders authorized the previously announced sale of substantially all of its assets related to Sycamore’s Intelligent Bandwidth Management Business to a portfolio company of Marlin Equity Partners (“Buyer”) pursuant to and on the terms set forth in the Asset Purchase and Sale Agreement dated October 23, 2012 by and between Sycamore and Buyer. At the Special Meeting, the stockholders also approved the dissolution of the Company following the asset sale and adopted a plan of complete liquidation and dissolution.

On January 31, 2013, the Company completed the sale of its Intelligent Bandwidth Management Business, which includes the Company’s optical networking and multiservice access products and related services and rights to the “Sycamore” name, to Buyer in exchange for a total purchase price of $18.75 million in cash (subject to a working capital adjustment) and the assumption by Buyer of certain related liabilities. The Company will continue to use the name Sycamore Networks, Inc. as its corporate name in connection with, and until the completion of, the liquidation and dissolution of the Company. In addition, the Company has established a new corporate website, www.scmrinc.com, which will continue to provide access to Sycamore’s public company filings and other corporate information. Information about the products and services of the Intelligent Bandwidth Management Business will continue to be available at www.sycamorenet.com.

The Board has not to date made a determination to proceed to file a certificate of dissolution. Further information regarding the liquidation and dissolution of the Company and the amount and timing of distributions to stockholders will be provided in subsequent press releases or filings with the Securities and Exchange Commission as such information becomes available.

About Sycamore Networks, Inc.

Sycamore Networks, Inc. (NASDAQ: SCMR) is based in Chelmsford, Massachusetts. For more information, please visit www.scmrinc.com.

Safe Harbor for Forward-Looking Statements

We wish to caution you that certain matters discussed in this press release may constitute “forward-looking statements,” as defined under the federal securities laws. Risks and uncertainties relating to the Company could cause actual events and results to differ materially from those stated or implied in such statements. Potential risks and uncertainties include, among others, the Company’s Board of Directors may determine to abandon or delay implementation of the plan of complete liquidation and dissolution of the Company; the Company’s inability to predict the timing or amount of any additional cash distributions to stockholders; in the event that the Company proceeds with the plan of complete liquidation and dissolution, the Company’s stockholders could be liable to the Company’s creditors in the event the Company fails to create an adequate contingency reserve to satisfy claims against it; and the Company’s continuing costs associated with complying with public company reporting requirements. More information about potential factors that could affect the Company’s dissolution and the amount of any future distributions is included in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.